Filed pursuant to rule 424(b)(3)

Registration Statement No. 333-268755

Prospectus Supplement

(To the Prospectus dated December 23, 2022)

UP TO 4,410,000 AMERICAN DEPOSITARY SHARES

REPRESENTING 4,410,000 ORDINARY SHARES

This prospectus supplement updates, supersedes and amends certain information contained in the prospectus dated December 23, 2022 (the “Original Prospectus”), relating to the offering on a resale basis of an aggregate of 155,000 American Depositary Shares (the “ADSs”), or ADSs representing ordinary shares, pre-funded warrants to purchase up to 1,315,000 ADS (the “Pre-Funded Warrants”), series A purchase warrants to purchase up to 1,470,000 ADSs (the “Series A Ordinary Warrants”) and series B purchase warrants to purchase up to 1,470,000 ADSs (the “Series B Ordinary Warrants” and together with the Series A Ordinary Warrants, the “Existing Warrants”). The exercise price of the Existing Warrants is $5.00 per ADS. The Existing Warrants have been amended as described below under “Amendments to Existing Warrants.”

This prospectus supplement should be read in conjunction with the Original Prospectus, and is qualified by reference to the Original Prospectus, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. We may amend or supplement the Original Prospectus from time to time by filing amendments or supplements as required. You should read the entire Original Prospectus and any amendments or supplements carefully before you make an investment decision.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “TCBP.” On April 6, 2023, the last reported sale price of our ADSs on the Nasdaq Capital Market was $1.73 per share.

We are a “foreign private issuer,” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the Original Prospectus and documents incorporated therein by reference for a discussion of such risk factors, which factors should be read carefully in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

AMENDMENTS TO EXISTING WARRANTS

This prospectus supplement is being filed to disclose the following:

On March 27, 2023, we entered into a warrant amendment agreement (the “Warrant Amendment Agreement”) with a certain institutional investor under which the Company agreed to amend certain outstanding warrants to purchase up to an aggregate of 2,800,000 ADSs of the Company that were previously issued on November 30, 2022, at an exercise price of $5.00 per ADS and expiration dates of May 30, 2025 and May 30, 2028.

Under the Warrant Amendment Agreement, with respect to Existing Warrants to purchase up to an aggregate of 2,800,000 ADSs held by that institutional investor, the Company agreed to lower the exercise price of such Existing Warrants to $1.75 per ADS. These amendments became effective on March 30, 2023.

Prospectus supplement dated April 11, 2023

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